Exhibit 99.1

Century Communities Announces Launch of its New Issuance of Senior Notes due 2027

GREENWOOD VILLAGE, Colorado (May 9, 2019) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced that it has launched an offering of $400 million in aggregate principal amount of new Senior Notes due 2027 (the “Notes”).

The net proceeds from the offering are expected to be used to finance the Company’s cash tender offer (the “Tender Offer”) for any and all of the $385.0 million aggregate principal amount of the Company’s 6.875% Senior Notes due 2022 (the “2022 Notes”) outstanding. To the extent that less than all of the $385.0 million aggregate principal amount of the 2022 Notes are tendered in the Tender Offer, the Company intends to redeem all of the remaining outstanding 2022 Notes using a portion of the net proceeds from the offering of the Notes. Following the Tender Offer and any redemption thereafter, the Company intends to use the remaining net proceeds from the offering, if any, for general corporate purposes.

Consummation of the offering of the Notes and the Tender Offer are subject to market and other conditions, and there can be no assurance that Century Communities will be able to successfully complete these transactions on the terms described above, or at all.

This press release does not constitute an offer to sell or buy, or the solicitation of an offer to buy or sell any security, and shall not constitute an offer, solicitation, sale or purchase of any securities in any jurisdiction in which such offering, solicitation, sale or purchase would be unlawful.

The Notes mentioned herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Notes mentioned herein may be offered and sold in the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States in reliance on Regulation S under the Securities Act.

The Tender Offer mentioned herein will be conducted in accordance with a separate Offer to Purchase relating thereto.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national home builder. Century Communities is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 15 states across the West, Mountain, Texas and Southeast U.S. regions and offers title, insurance, and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements based on current expectations. By their nature, forward-looking statements require us to make assumptions and are subject to important known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from those set forth in the forward-looking statements.

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com